CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 22, 2021, relating to the financial statements and financial highlights of LGBTQ + ESG100 ETF, a series of Procure ETF Trust I, for the period ended October 31, 2021, and to the references to our firm under the headings “Other Service Providers” and “Financial Highlights” in the Prospectus and “Other Service Providers” in the Statement of Additional Information.
/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.
Cleveland, Ohio
February 25, 2022